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                                                                       Exhibit 1

RESIGNATION AS DIRECTOR
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I, Charlo Barbosa, having been appointed a director of POKER.COM, INC., a
Florida Corporation (the "Corporation"), do hereby resign as a director of the Corporation and confirm my resignation as a director of the Corporation effective November 2, 2000.



/s/ Charlo Barbosa
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Signature


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Address